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                                                                      EXHIBIT 11


               WATERHOUSE INVESTOR SERVICES, INC. AND SUBSIDIARIES COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES
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

                                                             NINE MONTHS ENDED             NINE MONTHS ENDED
                                                                MAY 31, 1996                  MAY 31, 1995
                                                         PRIMARY     FULLY DILUTED     PRIMARY    FULLY DILUTED
                                                         -------     -------------     -------    -------------
Weighted average number of common shares
  outstanding during the period                        11,710,838     11,710,838     11,751,798     11,751,798

Weighted average number of common shares
  issuable assuming full conversion of 6%
  convertible subordinated notes                             --        2,072,009           --        2,072,650

Weighted average number of common shares
  held in treasury                                       (250,002)      (250,002)      (250,002)      (250,002)
Common shares issuable assuming stock options
  outstanding were exercised at the beginning
  of the period                                           341,500        436,254         28,355         65,405
                                                      -----------    -----------    -----------    -----------
Weighted average number of common and
  common equivalent shares outstanding at end
  of period                                            11,802,336     13,969,099     11,530,151     13,639,851
                                                      ===========    ===========    ===========    ===========

Earnings applicable for common shares                 $22,770,002    $24,004,914    $12,860,870    $14,126,719

Earnings per common and common equivalent             $      1.93    $      1.72    $      1.12    $      1.04
  shares
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